Exhibit 10.1
VECTRUS, INC.
2014 OMNIBUS INCENTIVE PLAN
TSR AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of the      day of             , 20XX, by and between Vectrus, Inc. (the “Company”) and name (the “Participant” or “Executive”), WITNESSETH:
WHEREAS, the Participant is now employed by the Company or an Affiliate of the Company as an employee, and in recognition of the Participant’s valued services, the Company, through the Compensation and Personnel Committee of its Board of Directors (the “Committee”), desires to provide an opportunity for the Participant to receive a performance-based long-term incentive award, pursuant to the provisions of the Company’s 2014 Omnibus Incentive Plan, effective as of September 27, 2014, as may be amended from time to time (the “Plan”).
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:

1.
Grant of Target Award and Performance Periods. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant a target award of  $xxx,xxx (the “Target Award”) relating to the four performance periods described below (each a “Performance Period” and together the “Performance Periods”). The amount earned, referred to herein as the “TSR Award Payout,” may range from 0% to 200% of the Target Award, with the amount earned dependent upon the degree to which the performance goals described in Section 2 are achieved.

2.	Terms and Conditions. It is understood and agreed that this Award is subject to the following terms and conditions:

(a)	Determination of TSR Award Payout.

(i)	Except as otherwise provided in subsection 2(e), the TSR Award Payout, if any, shall be determined in accordance with the following formula:
TSR Award Payout = Average Payout Factor X Target Award
The “Average Payout Factor” shall be determined by averaging the Payout Factors for each of the four Performance Periods described in subsection 2(a)(ii), determined in accordance with the following Table:

If the Company’s TSR performance relative to that of the Aerospace & Defense companies in the S&P 1500 Index is	The Payout Factor is
less than the xxth percentile	0%
at the xxth percentile	xx	%
at the xxth percentile	xx	%
at the xxth percentile	xx	%

Actual results between the xxth percentile and the xxth percentile numbers shown above are interpolated.

(ii)    The four Performance Periods are

January 1, 20XX to December 31, 20XX

January 1, 20XX to December 31, 20XX

January 1, 20XX to December 31, 20XX

January 1, 20XX to December 31, 20XX.

(iii)	Except as provided in subsection 2(e), the Average Payout Factor shall be determined by adding the Payout Factors for each Performance Period and dividing the sum thereof by four.

(iv)
With respect to each Performance Period, TSR is the percentage change in value of a shareholder’s investment in the Company’s common stock from the beginning to the end of the Performance Period, assuming reinvestment of dividends and any other shareholder payouts during the Performance Period. For purposes of this Agreement, the stock price at the beginning of the Performance Period will be the average closing stock price over the trading days in the month immediately preceding the start of the Performance Period, and the stock price at the end of the Performance Period will be the average closing stock price over the trading days in the last month of the Performance Period.

(b)
Form and Timing of Payment of Award. Except as provided in subsection 2(e), payment with respect to an earned TSR Award shall be made as soon as practicable in (but not later than March 15th of) 20XX. Payment shall be made in cash.

(c)
Effect of Termination of Employment. Except as otherwise provided below, if the Participant’s employment with the Company (and all Affiliates) is terminated for any reason before December 31, 20XX, the Award shall be immediately forfeited.

(i)
Termination due to Death or Disability. If the Participant’s termination of employment is due to death or Disability (as defined below), the Award shall be earned in accordance with subsection 2(a), and paid at the time and in the form set forth in subsection 2(b) (or, if an Acceleration Event occurs on or before December 31, 20XX, as set forth in subsection 2(e)), as if the termination had not occurred (i.e., based on the Company’s Average Payout Factor for all four Performance Periods or, if an Acceleration Event occurs on or before December 31, 20XX, determined in accordance with subsection 2(e)).

(ii)
Termination due to Retirement or Termination by the Company for Other than Cause. If the Participant’s termination of employment is due to Retirement (as defined below) or if the Participant’s employment is terminated by the Company (or an Affiliate) for other than cause (as determined by the Committee), a prorated portion of the Award shall be earned (with such prorated amount determined in accordance with subsection 2(d)(i)) and paid at the time and in the form set forth in subsection 2(b) (or, if an Acceleration Event occurs on or before December 31, 20XX, as set forth in subsection 2(e)), unless the Participant’s termination of employment is due to Retirement (as defined below) and the Participant agrees to, and complies with, the conditions set forth in subsection 2(d)(ii), in which case the amount of the TSR Award Payout earned shall be determined in accordance subsection 2(d)(ii).

Retirement. For purposes of this Agreement, the term “Retirement” shall mean the termination of the Participant’s employment if, at the time of such termination (or, if the Participant receives severance in the form of salary continuation, as of the last day of such salary continuation period), the Participant is at least age 60 with at least five years of service. For this purpose, “years of service” (x) means service as an Employee of the Company or an Affiliate and, if applicable, service as an employee of a Predecessor Corporation (or an Affiliate) and (y) shall be deemed to include any period during which the Participant is entitled to receive severance in the form of salary continuation. For the avoidance of doubt, termination of the Participant’s employment by the Company or an Affiliate for cause (as determined by the Committee) or due to the Participant’s death or Disability shall not constitute Retirement, regardless of the Participant’s age and years of service.

Disability. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Participant to perform all of his or her duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

(d)	Retirement or Termination by the Company for Other than Cause.

(i)
Unless the Participant agrees to, and complies with, the conditions set forth in subsection 2(d)(ii), the prorated portion of the Award that is earned following termination of the Participant’s employment due to Retirement or by the Company for other than cause shall be determined by multiplying (x) the TSR Award Payout that otherwise would have been earned in accordance with subsection 2(a) if the termination had not occurred (i.e., based on the Company’s Average Payout Factor for all four Performance Periods or, if an Acceleration Event occurs on or before December 31, 20XX, determined in accordance with subsection 2(e)), by (y) a fraction, the numerator of which is the number of full months the Participant has been continually employed since the beginning of the first Performance Period, together with any period during which the Participant is entitled to receive severance in the form of salary continuation (not to exceed XX in the aggregate), and the denominator of which is XX. For this purpose, employment through the last day of a calendar month shall be considered employment for a full month.

(ii)
Alternatively, and as additional consideration for the restrictive covenant set forth on Appendix B, if (x) the Participant’s employment termination qualifies as Retirement (as defined above), and (y) the Participant executes an agreement reasonably acceptable to the Company which agreement binds the Participant to the restrictive covenant set forth in Appendix B, and the Participant complies with the covenants in Appendix A and B through the date of payment (regardless of any Restricted Period set forth therein), then the amount of the TSR Award Payout earned shall be determined in accordance with subsection 2(a) as if the termination had not occurred (i.e., based on the Company’s Average Payout Factor for all four Performance Periods or, if an Acceleration Event occurs on or before December 31, 20XX, determined in accordance with subsection 2(e)); provided that the Participant has not at any time since the date of the Participant’s Retirement violated the terms of any restrictive covenant set forth in Appendix A or B (regardless of any Restricted Period set forth therein). If the Participant violates any such restrictive covenant at any time before the date that the Award is paid, the Award will terminate and expire in all respects, without further action by the Company, and the Participant hereby agrees that the Company shall have all of the remedies and rights set forth in subsection 2(h).

(e)
Acceleration Event. Notwithstanding anything in the Plan to the contrary, upon the occurrence of an Acceleration Event on or before December 31, 20XX, (i) a prorated portion of the Award shall be earned based on actual performance though the date of the Acceleration Event (determined as provided below in this subsection 2(e)), and (ii) the remaining portion of the Award shall be earned by reference to the Target Award (determined as provided below in this subsection 2(e)). The combined earned amount shall be paid within 30 days following the Acceleration Event. The prorated portion of the Award that is earned pursuant to subpart (i) above due to the Acceleration Event shall be determined by multiplying (A) the TSR Award Payout determined in accordance with subsection 2(a)(i), but with the Average Payout Factor equal to the sum of the Payout Factors for any completed Performance Periods and the open (including the final) Performance Periods in which the Acceleration Event occurs (with Payout Factor for the open (including the final) Performance Periods in which the Acceleration Event occurs determined based on TSR through the date preceding the date on which the Acceleration Event occurs), divided by the number of such Performance Periods, by (B) a fraction, the numerator of which is the number of calendar days from (and including) January 1, 20XX to (and including) the date preceding the date on which the Acceleration Event occurs, and the denominator of which is XXXX. The remaining portion of the Award that is earned pursuant to subpart (ii) in the first sentence of this subsection 2(e) due to the Acceleration Event shall be determined by multiplying (A) the Target Award by (B) a fraction, the numerator of which is the number of calendar days from the date of the Acceleration Event (including day of the Acceleration Event) to (and including) December 31, 20XX, and the denominator of which is XXXX. Amounts earned and paid pursuant to this subsection 2(e) shall be in lieu of, and not in addition to, amounts that might otherwise be earned and paid pursuant to this Agreement.

(f)
Tax Withholding. Payments with respect to Awards under the Plan shall be subject to applicable tax withholding obligations as described in Section 15.1 of the Plan, or, if the Plan is amended, successor provisions.

(g)
Participant Bound by Plan and Rules. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Participant agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee before the settlement of the Award subject to this Agreement. Terms used herein and not otherwise defined shall be as defined in the Plan.

(h)
Restrictive Covenant Violation. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees to the provisions of Appendix A and, if applicable, Appendix B to this Agreement. If the Participant breaches such restrictions in Appendix A or Appendix B to this Agreement, the Participant hereby agrees that, in addition to any other remedy available to the Company in respect of such activity or breach, the Participant’s Award will be forfeited and, if the Participant has received any payments in respect of all or any portion of such Award before the date of such forfeiture, then the Participant shall repay to the Company an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received in respect of the Award.

(i)
Governing Law. This Agreement (including Appendix A and Appendix B) is issued in Colorado Springs, Colorado, and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(j)    Section 409A Compliance. It is intended that each payment under this Agreement be exempt from Section 409A of the Code under the short-term deferral exemption described in Treas. Reg. § 1.409A-1(b)(4); provided, however, that to the extent not so exempt, it is intended that the terms of this Agreement and the Plan comply with Section 409A of the Code, and related Treasury regulations. To the extent any provision of this Agreement or the Plan is ambiguous as to its compliance with Section 409A of the Code (or an applicable exemption), the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code (or the applicable exemption therefrom). If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A of the Code, upon an Acceleration Event that does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are used in Section 409A of the Code), the portion of the Award earned pursuant to subsection 2(e) shall vest (i.e., become nonforfeitable), but payment of such amount that constitutes deferred compensation for purposes of Section 409A of the Code shall not be accelerated (i.e., distribution shall occur when it would have occurred absent the Acceleration Event).

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chief Executive Officer and President, or a Senior Vice President, as of the      day of              , 20XX.

Agreed to:	Vectrus, Inc.

Participant

Dated:	Dated: , 20XX

Enclosures

Appendix A
Restrictive Covenants

1.	Non-Solicit.
(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(i) Executive will not, within twelve months following the termination of his or her employment with the Company for any reason (the “ Post-Termination Period ”) or during Executive’s employment (collectively with the Post-Termination Period, the “Restricted Period ”), influence or attempt to influence customers of the Company or its Affiliates or any of its present or future Affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any Affiliate of the Company.
(ii) During the Restricted Period, Executive will not, and will not directly or indirectly, cause any other person to, initiate or respond to communications with or from, any employee of the Company or its Affiliates during the twelve-month period before the termination of such employee’s employment with the Company or an Affiliate, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity; and
(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(c) The period of time during which the provisions of this Appendix A shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.	Survival.
(a) The provisions of this Appendix A shall survive the termination of Executive’s employment for any reason.

Appendix B
Additional Restrictive Covenant Upon Retirement

 3. Non-Competition.
(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i) Executive will not, within the period during which the Award remains unpaid following the termination of employment with the Company or an Affiliate for any reason (the “Post-Termination Period”) or during Executive’s employment (collectively with the Post-Termination Period, the “Restricted Period”), accept an employment or consulting relationship (or own or have any financial interest in), directly or indirectly, with any entity engaged in the business of providing Infrastructure Asset Management, Information Technology & Network Communication Services, Logistics & Supply Chain Management Services within the United States.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and

(ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Appendix B to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Appendix B shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

 4. Survival.

(a) The provisions of this Appendix B shall survive the termination of Executive’s employment for any reason.